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                                                            SPECTRAVISION
                                                            1501 N. PLANO RD,
                                                            RICHARSON, TX 75081
                                                            (214) 301-9108
                                                            TRADED: SPH B


AT THE COMPANY:                 AT FINANCIAL RELATIONS BOARD:
Janice Schroer                  Bill Murphy
Director of Corp.               General Info
Communications
(214) 301-9016                  (312) 266-7800



FOR IMMEDIATE RELEASE
MARCH 9, 1994


                  SPI HOLDING REPORTS OPERATING INCOME GAIN
                   AND DECREASING NET LOSS FOR FISCAL 1993

     DALLAS, MARCH 9, 1994 -- SPI HOLDING, INC. (AMEX: SPH B), doing business as SpectraVision, the nation's largest provider of pay- per-view entertainment to the hotel industry, today reported higher operating income on a small decline in revenues and a net loss for fiscal 1993.

     The company reported revenues of $163 million for the year ended Dec. 31, 1993, vs. $169 million for the previous year. Revenues were affected by a decline in the overall number of hotel rooms served during the period, but that was substantially offset by improved hotel occupancy rates and increased revenue per equipped room per day. Incentives provided to customers in the third quarter for extending contracts for up to an additional seven years had a continuing impact on revenues.

     Operating income, excluding non-recurring items, increased to $10.9 million for 1993, compared to $9.9 million for the previous year. Operating income reported for 1993 was $3.2 million, compared to an operating loss of $209 million for 1992, which included the write off of the net book value of $218.5 million of goodwill. The 1993 operating income was affected by a charge of approximately $7 million which reflects the estimated costs due to changes in technology and field service operations connected with the company's strategic alliance with Electronic Data Systems (EDS). The 1993 operating income number also includes a loss of approximately $700,000 related to the company's outsourcing of manufacturing of its pay-per-view equipment to the Cerplex Group.

     The net loss applicable to common stockholders for 1993 was $46 million, or $2.52 per share, on a significantly larger number of shares outstanding, compared to


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a net loss applicable to shareholders of $297.2 million, or $169.22 per share, for 1992. The 1993 net loss included an extraordinary loss of approximately $2.7 million due to the write off of unamortized debt issuance costs as a result of debt extinguishment, The 1992 net loss included an extraordinary gain of $23.4 million resulting from a debt restructuring in November of that year, and a charge of $28.5 million resulting from the adoption of FASB Statement No. 109 (Accounting for Income Taxes).

     The net loss per share figure for 1993 was calculated on 18.2 million average common shares outstanding while the 1992 net loss per share involved only 1.7 million average common shares outstanding. The company's number of average Class A and B common shares outstanding rose to approximately 16 million after consummation of a Reorganization Plan in November, 1992. In October, 1993, the company completed a stock offering of an additional 7.6 million Class B common shares as part of a recapitalization program.

     Fourth quarter revenues for 1993 were $38.7 million compared to $41.3 million in the year ago quarter. Quarterly revenues were also impacted by a decline in number of hotel rooms served, offset by increased hotel occupancy and improved revenues, per room, per day, attributed to strong movie products. The earlier stated impact of customer incentives granted for contract renewals in the third quarter had a continuing effect on fourth quarter revenues.

     The operating loss for the fourth quarter 1993 was reported as $1.4 million, compared to operating income of $3.7 million for the same period a year ago. The operating loss for the quarter was also affected by the earlier stated loss of $700,000 associated with the company's outsourcing of manufacturing to the Cerplex Group.

     Net loss for the fourth quarter was $16.3 million, or 69 cents per share, compared to a net income of $12.7 million, or $1.95 per share, in the year ago quarter. The 1993 quarter includes the affects of the earlier stated $2.7 million extraordinary loss due to the write-off of unamortized debt issuance costs. The 1992 quarter includes a $23.4 million extraordinary gain resulting from the restructuring of company debt in November of that year,

     The average common shares outstanding during the fourth quarter of 1993 was 23.6 million, while the average common shares outstanding for the year ago quarter was only 6.5 million.

     According to Al Jerome, president and chief executive officer, "The Company continues on its course of using strong strategic alliances to operate more efficiently and effectively, to address the marketplace more aggressively, and to build growth into our business. In 1993, we announced a strategic alliance with EDS which enables SpectraVision to be the first and only company to deliver the information

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superhighway to the lodging industry.  Then, at year end we outsourced our manufacturing operation to The Cerplex Group which streamlined the Company, allowed us to avoid substantial capital expenditures necessary to upgrade the manufacturing facility and now, our business promises to be more productive. These, combined with other alliances, US West, Travelhost, Strategic Telecom and Cable Healthcare Company provide us with the breadth and resources of a much larger company and enable us to offer more services to our customers and expand into other markets."

     The company also announced that its annual meeting will be held on May 25, 1994. Complete details will be contained in the company's April, 1994, proxy materials.

     SpectraVision continues to be the largest supplier of in-room, pay-per-view entertainment and information services to the worldwide lodging industry since its incorporation in 1971 with a customer base of nearly 700,000 guest rooms. SpectraVision's video-on-demand product, Guest Choice(R), made its debut in 1990 and also maintains the dominant presence with installations exceeding 180,000 rooms. Through its STARPATH(TM) technology, it is the only company in the lodging industry delivering compressed digital video via the information superhighway to the SpectraVision served sites in North America. SpectraVision markets its products and services in the U.S., Canada, Mexico, the Caribbean, Australia and the Pacific Rim.





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                               SPI HOLDING, INC.
                        SUMMARY STATEMENT OF OPERATIONS
                       (In thousands, except share data)
                                  (Unaudited)


                                                    QUARTER ENDED DECEMBER 31,
                                                ----------------------------------
                                                    1993                  1992
                                                -------------         ------------
REVENUES                                        $     38,668          $    41,265
OPERATING INCOME (LOSS)                               (1,386) (1)           3,756
NET INCOME (LOSS)                                    (16,253) (2)          12,771  (4)
INCOME (LOSS) PER COMMON SHARE                  $      (0.69)         $      1.95
AVERAGE COMMON SHARES OUTSTANDING                 23,651,296            6,542,154



                                                 TWELVE MONTHS ENDED DECEMBER 31,
                                                ----------------------------------
                                                    1993                  1992
                                                -------------         ------------
REVENUES                                        $    162,993          $   168,621
OPERATING INCOME (LOSS)                                3,205  (1)(3)     (208,604) (5)
NET LOSS                                             (45,756) (2)        (275,362) (4)(6)
PREFERRED STOCK DIVIDEND                                   -               21,878
NET LOSS APPLICABLE
 TO COMMON STOCKHOLDERS                              (45,756)            (297,240)
LOSS PER COMMON SHARE                           $      (2.52)         $   (169.22)
AVERAGE COMMON SHARES OUTSTANDING                 18,178,289            1,756,518

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Note 1:  Includes a net loss of approximately $0.7 million from the sale of the
         Company's production raw materials, work-in-process and certain manufacturing equipment to the Cerplex Group effective December 17, 1993.

Note 2: Includes an extraordinary loss of approximately $2.7 million due to the write-off of unamortized debt issuance costs related to the original issuance of the bank credit facility and the supplemental credit facility as a result of early extinguishment of debt effective October 5, 1993.

Note 3: Includes a charge of approximately $7.0 million which reflects the estimated costs due to changes in technology and field service operations in connection with the EDS Strategic Alliance during 1993.

Note 4: Included an extraordinary gain of approximately $23.4 million resulting from the restructuring of the Company's debt effective November 23, 1992.

Note 5: Included a write-off of the net book value of goodwill in the amount of $218.5 million at June 30, 1992.

Note 6: Included a charge of $28.5 million for the cumulative change in accounting principle recorded January 1, 1992, as a result of the Company's adoption of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes".




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                               SPI HOLDING, INC.
                              (DBA SpectraVision)
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (In thousands)
                                  (Unaudited)



                                                      1993              1992
                                                   ----------        ----------
CASH AND EQUIVALENTS                               $   14,285        $    9,593
ACCOUNTS RECEIVABLE                                    18,060            18,714
PREPAIDS AND OTHER ASSETS                               9,569            11,940
VIDEO SYSTEMS                                          98,685            84,118
BUILDING AND EQUIPMENT                                  7,313             7,303
UNAMORTIZED HOTEL CONTRACTS                           253,508           266,006
                                                   ----------        ----------
TOTAL ASSETS                                       $  401,420        $  397,674
                                                   ==========        ==========



ACCOUNTS PAYABLE AND ACCRUED LIABILITIES           $   35,646        $   33,200
CURRENT AND DEFERRED INCOME TAXES                      35,889            40,316
BANK CREDIT FACILITIES                                  7,350           195,470
11.5% SENIOR DISCOUNT NOTES                           154,055                --
11.65% RESET NOTES                                    260,795           260,795
OTHER DEBT (INCLUDES DEBT ISSUANCE COSTS)               6,299            (1,184)
CONTINGENT VALUE RIGHTS                                20,000            20,000
STOCKHOLDERS' DEFICIT                                (118,614)         (150,923)
                                                   ----------        ----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT        $  401,420        $  397,674
                                                   ==========        ==========